EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 1st day of October, 2024 (hereinafter the “Effective Date”) by and between United Homes Group, Inc., a Delaware corporation (“UHG” or the “Company”), and Jamie Pirrello, an individual (the “Executive”).
RECITALS
WHEREAS, UHG desires that the Executive be employed by the Company from and after the Effective Date, and to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth, and the Executive desires to continue such employment on such terms and conditions, and
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.Employment and Duties.
1.1Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, subject to the terms and conditions expressly set forth in this Agreement, including, but not limited to, Section 7 of this Agreement. The Executive hereby agrees to such employment on the terms and conditions expressly set forth in this Agreement.
1.2Position and Duties.
(a)    The Executive shall serve the Company as its Interim Chief Executive Officer and shall perform and have the responsibilities, duties, status and authority customary for a position in an organization of the size and nature of the Company.
(b)    The Executive will report to the Board of Directors.
(c)    The Executive will fulfill his responsibilities and obligations subject to the lawful directives of the Company’s Board of Directors (the “Board”), and subject to the policies of the Company as in effect from time to time (including, without limitation, the Company’s business conduct and ethics policies, as they may be amended from time to time).
1.3Time Commitment.
(a)    For so long as the Executive is employed with the Company, the Executive shall devote the substantial majority of the Executive’s business time, energy and skill as are necessary to the performance of the Executive’s duties for the Company.
(b)    During the Term (as defined below), the Executive may hold positions and business interests and engage in outside activities pursuant to consulting arrangements disclosed to the Company and in existence as of the Effective Date (which arrangements shall not be materially modified or expanded in scope) and other outside activities that do not compete with the Business provided that they do not materially interfere with the fulfilment of the Executive’s responsibilities and obligations hereunder. Without limiting the foregoing, the Executive may serve on charitable or civic boards or committees, may hold directorships in business enterprises that do not compete with the Business, and may own and manage interests in investments and other enterprises that do not compete with the Business.

1.4No Conflicting Obligations. The Executive hereby represents to the Company: (i) that the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity which would prevent, or be violated by, the Executive (x) entering into this Agreement or (y) carrying out his duties hereunder.
1.5Location. The Executive’s principal place of employment shall be the offices of the Company located in the Greater Columbia, South Carolina area. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.
2.Term.
2.1Commencement. The terms and conditions of the Executive’s employment under this Agreement shall commence upon the Effective Date and continue until this Agreement terminates pursuant to its terms.
2.2Term.
(a)    The period from the Effective Date until the first to occur of the termination of the Executive’s employment under this Agreement, or the termination of this Agreement, pursuant to the terms hereof, is hereinafter referred to as the “Term” or the “Employment Period.”
(b)    Unless earlier terminated under the terms of this Agreement or pursuant to the execution of a subsequent agreement between the Executive and the Company, this Agreement and the status and obligations of the Executive thereunder as an employee of the Company shall be effective for a period ending three (3) months after the Company’s selection of a permanent Chief Executive Officer (the “Term”).
3.Compensation.
3.1Base Salary. During the Term, the Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. Starting with the first day of the Term, the Executive’s Base Salary shall be paid at an annualized rate of five hundred thousand U.S. dollars ($500,000.00).
4.Benefits.
4.1Retirement, Welfare and Fringe Benefits. During the Term, the Executive shall be eligible to participate in all employee retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executive employees generally, in accordance with the terms of such plans and as such plans or programs may be in effect from time to time, which benefits will include without limitation health care coverage, vision and dental, and life insurance.
4.2Reimbursement of Business Expenses. During the Term, the Executive shall be authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be eligible for reimbursement of all such reasonable business expenses, subject to the Company’s expense reimbursement policies as in effect from time to time.
4.3Vacation and Other Leave. During the Term, the Executive shall receive vacation subject to the Company’s vacation policies as in effect from time to time. The Executive shall also be eligible for all other holiday and leave pay generally available to other executives of the Company.
4.4D&O and Other Insurance. During the Term of this Agreement, the Company shall maintain a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy, and an employment practices liability insurance policy, in each case with coverage, scope, exclusions, amounts, and deductibles comparable to those of similar sized and similarly placed public companies. In the case of a directors’ and officers’ liability insurance policy, such policy shall be secondary to and will not diminish or detract from the primary obligation of the Company and/or its subsidiaries to indemnify the Executive under applicable Delaware law, under the Company’s articles of incorporation and/or bylaws, and under any applicable contract of indemnification.
5.Termination of Employment.
5.1Generally. The Executive’s employment by the Company, and the Term may be terminated at any time (i) by the Company with Cause, (ii) by the Company in the event that the Executive has incurred a Disability, (iii) by mutual agreement of the parties, or (iv) due to the Executive’s death.
5.2Notice of Termination.
(a)    Any termination of the Executive’s employment under this Agreement (other than because of the Executive’s death) shall be communicated by written notice of termination from the terminating party to the other party, which termination shall be effective (i) no less than thirty (30) days following delivery of such notice in the event of a termination due to Disability (provided that the Company shall be entitled to pay the Executive his Base Salary for such thirty (30) day period in lieu of such thirty (30) days’ notice) or (ii) immediately following the conclusion of the procedures set forth in Section 5.2(b) in the event of a termination by the Company with Cause. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall state the specific reason(s) why the termination is being initiated.
(b)    Notwithstanding the foregoing, the termination of the Executive shall not be deemed to be for Cause unless and until: (A) the Board shall have provided the Executive with a notice of termination as set forth in Section 5.2(a), specifying in detail the basis for the termination of employment for Cause and the provision(s) under this Agreement on which such termination is based, and (B) in the case of subsections (3) and (4) of Section 6.2(a)(i), the Executive shall have had the opportunity to cure such breach within the time period specified, and (C) in all cases where Cause is alleged, the Executive shall have had a reasonable opportunity to prepare and present his case to the full Board (with the assistance of his own counsel) before any termination for Cause is finalized by a vote of a majority of the Board, including a majority of independent directors (not including the vote of the Executive). Nothing herein shall limit or otherwise prevent the Executive from challenging judicially any determination of Cause as made by the Board hereunder.
(c)    The date on which the Executive’s employment hereunder terminates is herein referred to as the “Termination Date”.
6.Payments and Benefits Upon Termination of Employment.
6.1Termination for Cause, Death or Disability.
(a)    If the Executive’s employment is terminated during the Employment Period by the Company for Cause or the Executive’s death or Disability, then the Company shall:
(i)    pay the Executive any earned and unpaid Base Salary up to and including the Termination Date, and any unpaid expense reimbursements pursuant to this Agreement that are due and owing to the Executive (collectively, the “Accrued Obligations”);
(ii)    pay or provide the Executive, to the extent not already paid or provided, any and all vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive as of the Termination Date under any plan, program, policy, practice, contract, or agreement of the Company and its affiliates, including without limitation under any tax qualified pension or savings or 401(K) plans of the Company (the “Other Benefits”); and
(iii)    pay or deliver any benefits or compensation provided under any vested equity awards held by the Executive in accordance with the provisions of such equity awards.
(b)    Unless otherwise specified, the Company shall pay and/or deliver such payments with the Company’s first payroll cycle following the Termination Date (or such earlier date as may be required by law), or, in the case of the Other Benefits, otherwise in accordance with applicable plan documents. All payments will be less applicable federal, state, and local tax and other withholdings.
(c)    Except as provided in this Section 6.1, the Company shall have no additional obligations under this Agreement for any termination of the Executive’s employment during the term of this Agreement by the Company for Cause or for death or Disability.
6.1Certain Defined Terms.
(a)    As used herein:
(i)    “Cause” shall mean that one or more of the following has occurred:
(1) the Executive has been convicted of or plead guilty with respect to any felony (under the laws of the United States or any relevant state or jurisdiction, in the circumstances, thereof);
(2) the Executive has engaged in any willful misconduct, gross negligence, in each case, that would reasonably be expected to result in a material injury to the reputation, business or business relationships of the Company or any of its subsidiaries or affiliates;
(3) the Executive has willfully failed to perform or uphold his duties under this Agreement and/or willfully fails to comply with lawful directives of the Board, which failure does not cease within thirty (30) days after written notice specifying such failure in reasonable detail is given to the Executive by the Company; or
(4) the Executive has materially breached this Agreement;
(ii)    The foregoing is an exclusive list of the acts or omissions that shall be considered Cause.
(b)    As used herein, the Executive shall be considered to have incurred a “Disability” if one of the following requirements are met:
(i)    The Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
(ii)    The Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.
6.2Resignation from Directorships and Officerships. The termination of the Executive’s employment with the Company for Cause shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its affiliates and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company or any of its affiliates. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.
6.3Post-Employment Activities. Beginning on the day following the Termination Date, the Executive (i) shall remove any reference to the Company as the Executive’s current employer from any social media or other web- or cloud-based source the Executive either directly or indirectly controls, including, but not limited to, LinkedIn, Facebook and Google+, and (ii) will not represent that the Executive is currently employed by the Company to any person or entity, including, but not limited to, on any social media or other web- or cloud-based source the Executive either directly or indirectly controls.
7.Protective Covenants.
7.1Acknowledgements by the Executive. The Executive acknowledges and agrees that the Company has developed Trade Secrets and Confidential Information to assist it in its business. The Company employs or will employ the Executive in a position of trust and confidence. The Executive therefore acknowledges and agrees that the Company has a right to protect these legitimate business interests. Therefore, in consideration for the Company’s decision to employ or continue to employ the Executive; for the compensation and benefits provided to the Executive by the Company under this Agreement; in consideration of the time, investment and cost the Company has incurred and will continue to incur to train the Executive and enhance his skills, including, without limitation, access to Trade Secrets or Confidential Information, the Executive hereby agrees to the protective covenants in this Agreement. The Executive expressly agrees that the covenants in this Section 7 shall continue in effect through the entire Term regardless of whether the Executive is then entitled to receive any further payments or benefits from the Company. For purposes of this Section 7, the Company shall mean the Company together with its parents, subsidiaries and affiliates.
7.2Confidential Information.
(a)    The Executive agrees to execute and comply with the Company’s Employee Non-Disclosure Agreement in substantially the form attached hereto as Exhibit A (the “Non-Disclosure Agreement) and at all times to hold in strictest confidence, and not to use, except for the benefit of the Company, any of the Company’s Trade Secrets or Confidential Information (as each term is defined in the Non-Disclosure Agreement) or to disclose to any person, firm or entity any of the Company’s Trade Secrets or Confidential Information except (i) as authorized in writing by the Company’s Board, or (ii) as required by law.
(b)    The Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the Executive shall have the right to disclose in confidence Trade Secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
7.3No Competing Employment.
(a)    The Executive acknowledges that the nature of the Company’s business and the Executive’s position with the Company is such that if the Executive were to become employed by, or become substantially involved in, the business of a competitor of the Company during the Term, it would be very difficult for the Executive not to rely on or use the Company’s trade secrets and Confidential Information.
(b)    Thus, to avoid the inevitable disclosure of the Company’s Trade Secrets and Confidential Information, and to protect such Trade Secrets and Confidential Information, during the Term, except for the Executive’s consulting arrangements disclosed to the Company and in existence as of the Effective Date (which arrangements shall not be materially modified or expanded in scope, the Executive shall not directly, or by assisting others, engage in the business of (i) designing and construction of single-family residences, (ii) mortgage lending to purchasers of single-family residences, and (iii) the sale of insurance products to purchasers or owners of single-family residences (collectively, the “Business”) in any capacity identical with or corresponding to the capacity or capacities in which employed by the Company, anywhere within any and all counties in any state in which the Company has engaged in any single family residential building project for which the Company has invested resources, performed due diligence, planned land development and/or initiated real estate acquisitions or construction in the past twenty four (24) months or in which it is currently engaging in, or which it is actively planning to engage in, any of the foregoing activities. Following the Term, the Executive will continue to be bound by and will observe the Non-Disclosure Agreement.
(c)    Notwithstanding the foregoing, (i) the Executive may purchase and hold only for investment purposes less than two percent (2%) of the shares of any company in competition with the Company whose shares are regularly traded on a national securities exchange or inter-dealer quotation system, and (ii) the Executive may provide services to any business or entity that has a line of business, division, subsidiary or other affiliate that is a Competitive Business if, during the Term, the Executive is not employed directly in such line of business or division or by such subsidiary or other affiliate that is a Competitive Business and is not involved directly in the management, supervision or operations of such line of business, division, subsidiary or other affiliate that is a Competitive Business. The parties acknowledge and agree that, if necessary to determine the reasonable geographic scope of this restraint, the Company may rely on appropriate documentation and evidence outside the provisions of this Agreement.
7.4Non-Solicitation of Employees. During the Term, the Executive shall not directly or indirectly solicit, induce, recruit, encourage, take away, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any officer, representative, agent, director, employee or independent contractor of the Company to leave his or her employment or engagement with the Company either for employment with the Executive or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company. The Executive will not be deemed to have violated this Section 7.4 if employees respond to general advertisements for employment or if the Board provides unanimous prior written consent to the activities of the Executive (all such requests for consent will be given good faith consideration by the Board). Notwithstanding the foregoing, the Executive will be under no restriction with respect to, and will be free to solicit for employment and hire, and to cause to leave their engagement or employment with the Company, any officer, representative, agent, director, employee or independent contractor of the Company who is directly or indirectly related to or a family member of the Executive including without limitation by marriage.
7.5Non-Disparagement. The Executive agrees that at no time during his employment with the Company or thereafter shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its affiliates, or any of its respective directors, officers, representatives, agents or employees. The Company agrees, in turn, that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the Board and the executive management team not to make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Executive. Neither this provision nor Section 7.7 is intended and neither provision shall operate to preclude Executive from reporting potential violations of law to governmental regulators or agencies

(including, without limitation, the Securities and Exchange Commission) or providing information regarding same, or to limit the information that Executive shares with such entities.
7.6Returning Company Documents. The Executive agrees that at the time of leaving the employ of the Company, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence (including emails), specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any items developed by the Executive pursuant to his employment with the Company or otherwise belonging to the Company, its successors or assigns. The Executive is not required to return any personal items; documents, files, or materials containing personal information (except to the extent such materials also contain Trade Secrets or Confidential Information); or documents or agreements of which he is a party.
7.7Confidentiality of Agreement. The Executive agrees that, except as may be required by applicable law or legal process, during his employment with the Company and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.
7.8Remedy for Breach. The Executive agrees that a breach of any of the covenants of this Section 7 would cause material and irreparable harm to the Company that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if he breaches any term of this Section 7, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Claims for damages and equitable relief in any court shall be available to the Company in lieu of, or prior to or pending determination in any arbitration proceeding. In the event the enforceability of any of the terms of this Agreement shall be challenged in court and the Executive is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.
8.Defense of Claims. The Executive agrees that, during the term hereof, and for a period of five (5) years after termination of the Executive’s employment, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s current or prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees that it shall reimburse the reasonable out of pocket costs and attorney fees the Executive actually incurs in connection with the Executive’s providing such assistance or cooperation to the Company, in accordance with the Company’s standard policies and procedures as in effect from time to time, provided that the Executive shall have obtained prior written approval from the Company for any travel or legal fees and expenses incurred by the Executive in connection with his obligations under this Section 8.

9.Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general assets of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
10.Miscellaneous.
10.1Assignment; Binding Effect.
(a)    By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.
(b)    By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.
(c)    Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.
10.2Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
10.3Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
10.4Governing Law. This Agreement, including any claims or controversy arising out of or relating to this Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of South Carolina without giving effect to any choice or conflict of law provisions or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina.
10.5Survival of Certain Provisions. The rights and obligations set forth in Sections 5, 6, 7, 8, 9 and 10 shall survive any termination or expiration of this Agreement.
10.6Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the date hereof, this Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to be of no force or effect, and the parties to any such other negotiations, commitments, agreements or writings shall have no further rights or obligations thereunder. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.
10.7Modifications, Waivers. This Agreement may not be amended, modified or changed (in whole or in part), except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
10.8Jurisdiction, Venue, and Jury Trial Waiver. Each party irrevocably submits to (i) the exclusive jurisdiction of the South Carolina state courts and any federal court sitting in Columbia, South Carolina for purposes of any suit, action or other proceeding arising out of this Agreement that is brought by or against the other party, and (ii) the exclusive venue of such suit, action or proceeding in Columbia, South Carolina. EACH OF THE COMPANY AND THE EXECUTIVE IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
10.9Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefore, or (iii) sent by overnight courier, signature required. Any notice shall be duly addressed to the parties as follows:
(a)    if to the Company:
United Homes Group, Inc.
Attn.: President
917 Chapin Road
Chapin, South Carolina 29036
jmicenko@unitedhomesgroup.com

(b)    with a copy to:
United Homes Group, Inc.
Attn.: General Counsel
917 Chapin Road
Chapin, South Carolina 29036
erinreevesmcginnis@unitedhomesgroup.com

(c)    if to the Executive, to the address most recently on file in the payroll records of the Company.
10.10Severability. If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this

Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.
10.11Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
10.12Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date set forth above.
“COMPANY”
UNITED HOMES GROUP, INC.

By: /s/ Tom O’ Grady
Name: Tom O’ Grady
Title: Chief Administrative Officer

“EXECUTIVE”
James M. Pirrello

/s/ James M. Pirrello
Signature

Exhibit A
Employee Non-Disclosure Agreement
(attached)

EMPLOYEE NON-DISCLOSURE AGREEMENT

    THIS EMPLOYEE NON-DISCLOSURE AGREEMENT (this “Agreement”) is made on the Effective Date (as hereinafter defined) by ______________ (“Employee”) in favor of United Homes Group, Inc., a Delaware corporation, on behalf of itself and its subsidiaries (“Employer”). The “Effective Date” is the date this Agreement is signed by Employer.

    In exchange for, and in consideration of, the sum of $1.00 from Employer to Employee, the receipt and sufficiency of which are hereby acknowledged, Employee covenants and agrees as follows:

    1.    Non-Disclosure. Employee covenants and agrees to hold in strict confidence and not to disclose or make accessible to anyone any of Employer’s Trade Secrets or Confidential Information (as those terms are hereinafter defined) to which Employee has or is given (or has had or been given) access as a result of or in connection with Employee’s employment by Employer. Employee acknowledges that Employer’s Trade Secrets have been acquired and maintained by Employer at great effort and expense, constitute valuable assets of Employer, and are maintained in secrecy by Employer. The foregoing undertakings and covenants will apply during Employee’s employment with Employer and for a period of 2 years thereafter, provided, however, that with respect to any Trade Secrets such undertakings and covenants will continue to apply thereafter for so long as they remain Trade Secrets under applicable law.

    For purposes of this Agreement, the term “Trade Secrets” means the trade secrets, confidential and proprietary business information, and confidential and proprietary customer information of Employer as defined by the South Carolina Trade Secrets Act, S.C. Code § 39-8-10 et seq. Employer’s Trade Secrets include, but are not limited to, the following: (a) the processes related to developing, designing, manufacturing, marketing, selling, distributing, and/or maintaining Employer’s business and products to and for customers; (b) availability requirements, costs, and price information regarding Employer’s business; (c) sources of new customers and Employer’s marketing plans, strategy and development tools related thereto; and (d) all suppliers, sources, availability, costs, and prices relating to Employer’s business. Employer’s Trade Secrets do not include information that is now or subsequently becomes part of the public domain through no fault of employee and information that subsequently comes into Employee’s possession from an independent third source not under an obligation of secrecy to Employee, which fact Employee can readily document.

    For purposes of this Agreement, the term “Confidential Information” means all other confidential information of Employer (which may not constitute Trade Secrets as statutorily or contractually defined), including but not limited to financial information, forecasts, expirations, personally identifiable information of customers and/or employees (e.g., drivers licenses, social security cards, addresses, phone numbers and/or credit cards), marketing and advertising strategies, plans, records, business secrets, operation techniques, manufacturing or business methods, patterns, designs, employee wage and other information and other data of Employer or its affiliates submitted to Employee or compiled, received, or otherwise discovered by Employee, from time to time and in the course of Employee’s employment with Employer, or used in Employer’s or its affiliates’ business(es). This non-disclosure applies to such information which is not generally known to, and is not readily ascertainable by proper means by, the public or any other person who can obtain economic value from their disclosure and use, and that are subject to efforts by Employer that are reasonable under the circumstances to maintain the secrecy thereof for any purpose whatsoever. Confidential Information specifically includes information and property which is confidential but which may be found not to rise to the level of a “trade secret.” It specifically may include, but is not limited to, customer lists, employee lists, price lists and wage lists.

The U.S. Defend Trade Secrets At (“DTSA”) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that --(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Employee shall have the right to disclose in confidence trade secrets to U.S., State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Employee shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosure of trade secrets that are expressly allowed by the DTSA.

    2.    Ownership. Employee acknowledges and agrees that the Trade Secrets and the Confidential Information shall remain the exclusive property of Employer. Nothing herein shall be deemed to grant or otherwise convey a license, whether directly or by implication, estoppel or otherwise, to any Trade Secrets or Confidential Information disclosed pursuant to this Agreement.

3.    Remedies. Employee understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by Employee and that Employer shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by Employee of this Agreement but shall be in addition to all other remedies available at law or in equity to Employer.

4.    Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina. It is understood and agreed that no failure or delay by SCDA in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation. This Agreement contains the entire agreement of the Parties regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the Parties regarding such subject matter.
                                Accepted: United Homes Group, Inc.

Employee Name:                                Tom O’Grady, Chief Administrative Officer
Date:                                    Date:
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